Exhibit 10.1

RELEASE AGREEMENT

This is an Agreement between KEMET Corporation (“KEMET” or “the Company”) and Marc Kotelon (“Kotelon”), on behalf of his heirs, executors, administrators, attorneys, agents and/or assigns (collectively, “the Parties”).

WHEREAS, Kotelon has been employed by KEMET Electronics SAS (“KEMET Electronics”), a French affiliate of KEMET, as Executive Vice President — Global Sales;

WHEREAS, during Kotelon’s employment with KEMET Electronics, the Company has publicly identified Kotelon as an Executive Officer and a Named Executive Officer of the Company, and, as part of his duties with KEMET Electronics, Kotelon conducted his activities under the authority of the Chief Executive Officer of the Company;

WHEREAS, the Company and Kotelon do not anticipate that there will be any disputes between them or legal claims arising out of Employee’s relationship with the Company, but nevertheless, desire to ensure a completely amicable parting and to settle fully and finally any and all differences or claims that might arise out of Kotelon’s relationship with the Company; and

WHEREAS, each Party acknowledges and agrees that he or it has had the opportunity to consult with counsel concerning this Agreement;

NOW, THEREFORE, in consideration of the promises herein, the parties agree as follows:

1.             Within twenty-one (21) days following the execution of this Agreement and provided Kotelon is otherwise in compliance with the provisions of this Agreement, KEMET will pay Kotelon a lump-sum payment in the amount of $387,850. KEMET will provide this payment notwithstanding the fact that, in the absence of this Agreement, Kotelon would not be entitled to it.

Kotelon acknowledges and represents that KEMET was not his employer and does not owe him any wages, employment benefits and/or other compensation.

2.             In exchange for valid and sufficient consideration provided Kotelon hereunder, Kotelon forever releases KEMET and Related Persons (which includes, as applicable, affiliates (including but not limited to KEMET Electronics) and each of KEMET’s and its affiliates’ successors, assigns, predecessors, directors, officers, shareholders, members, employees, representatives, agents, counsel, and insurers, and the heirs, administrators, executors, successors, and assigns of each of the foregoing) from, and covenants not to bring suit or otherwise institute legal proceedings against any of them arising in whole or in part from, all known and unknown claims that Kotelon now has or may have or that Kotelon may hereafter have of any nature whatsoever, be they common law or statutory, legal or equitable, in contract or tort, including but not limited to claims arising out of Kotelon’s role as an Executive Officer and Named Executive Officer of the Company, any disclosures or statements made by the Company in relation thereto, Kotelon’s employment with KEMET Electronics and/or the termination of that employment, and including but not limited to claims under Title VII of the Civil Rights Act of 1964, as amended (42 U.S.C. §2000e, et seq.); the Civil Rights Act of 1991; the Civil Rights Acts of 1866 or 1871 (42 U.S.C. §§1981, 1983, 1985, et seq.); the Age

Discrimination in Employment Act (“ADEA”); the Americans with Disabilities Act of 1990 (“ADA”); the Employment Retirement Income Security Act of 1974 (“ERISA”); the Fair Labor Standards and the Equal Pay Acts (“FLSA”); the Family and Medical Leave Act (“FMLA”); the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), and any similar state or local or other applicable jurisdiction’s laws; claims relating to any rights under company policies or otherwise relating to compensation or benefits (including but not limited to sales commission), claims for damages of any kind and nature including compensatory, general, special or punitive; and/or claims for attorney’s fees and/or costs.  This release does not waive any right that cannot be waived by law.

Kotelon hereby represents and warrants that he has not filed or reported any claims or complaints in any forum and that he has not assigned to any third party or filed with any agency or court any claim released by this paragraph 2.

3.             Kotelon agrees to refrain from any publication, oral or written, of a disparaging, defamatory, or otherwise derogatory nature to any third party, including but not limited to employees or suppliers, pertaining to KEMET, KEMET Electronics and/or Related Persons.

4.             Kotelon agrees to reasonably cooperate with KEMET in the defense of any claims, demands, allegations, or other assertion of legal rights made against the Company or its Related Persons by a third party and relating to events occurring prior to the execution of this Agreement of which Kotelon has or may have knowledge.  Kotelon agrees that he will not communicate in any fashion with any party, including any representative thereof or legal counsel therefore, engaged in or considering legal proceedings against the Company or its Related Persons other than as required by a facially valid subpoena, court order, administrative order, or other legal process requiring such communication and, further, that within 5 business days of his receipt of any such legal process will provide the at-issue entity/ies with notice thereof.  Kotelon further agrees to reasonably cooperate with any efforts of the Company or its Related Persons to quash any such legal process.

5.             This Agreement will be binding upon the parties hereto and upon their heirs, administrators, representatives, executors, successors, and assigns, and will insure to the benefit of said parties and each of them and their heirs, administrators, representatives, executors, successors, and assigns.  This Agreement contains the entire agreement of both parties about the subjects in it, and it replaces all prior or contemporaneous oral or written agreements, understandings, statements, representations, and promises by either party.  It may be modified or amended only by a writing signed by both parties. Should any provision of the Agreement be declared or determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and the illegal or invalid part, term or provision shall be deemed not to be a part of the Agreement.

6.             To the extent permitted by federal law, this Agreement will be governed by and construed in accordance with the laws of the State of Delaware and without regard to principles of conflicts of law.  Any judicial action arising under this Agreement, and not otherwise prohibited by this Agreement, will be instituted only in state and/or federal courts located in Greenville County, South Carolina.  Kotelon and the Company hereby expressly consent to the exclusive jurisdiction of and waive any objection to venue in such courts.

7.             The spirit and intent of this Agreement is to terminate with finality any and all issues or claims existing between KEMET and its Related Persons and Kotelon on the date hereof, whether known or unknown, and this Agreement will be interpreted in accordance with such spirit and intent.  Kotelon acknowledges and agrees that he has had the opportunity and sufficient time to review the agreement with his counsel.

Kotelon represents and agrees that he has fully read and understands the meaning of this Agreement and is voluntarily entering into this Agreement with the intention of giving up all claims against KEMET and Related Persons.

KEMET Corporation

Date:	AUG. 29TH, 2013	By:	/s/ PER-OLOF LOOF

		Name:	PER-OLOF LOOF

		Title:	CEO

Date:	AUG. 29TH, 2013	/s/ MARC KOTELON
Marc Kotelon